Exhibit 99.1

Duke Energy Carolinas

Summary of 2025 South Carolina Proposed Rate Case Settlement

(Docket 2025-172-E)

Background:

•	On July 1, 2025, Duke Energy Carolinas (DEC) filed a rate case with the Public Service Commission of South Carolina (PSCSC) to request an increase in retail revenues. The last base rate case filed by DEC in South Carolina was in early 2024. The filing requests an overall increase in annual retail revenues of approximately $151 million (or 7.7% average increase across all retail customers).

o	The rate case filing requests an overall rate of return of 7.87% based on approval of a 10.85% return on equity and a 53% equity component of the capital structure.

o	The filing is based on a South Carolina retail rate base of $8.1 billion as of December 31, 2023, adjusted for known and measurable changes through December 31, 2024.

•	On November 11, 2025, DEC and the Office of Regulatory Staff (ORS), as well as other consumer, environmental, and industrial intervening parties, filed an Agreement and Stipulation of Partial Settlement Regarding Revenue Requirement and Related Issues (Stipulation) resolving all revenue requirement issues in the base rate proceeding.

Major components of the Proposed Stipulation:

•	Approximate $74 million annual customer rate increase, before annual PTC flow-back; net of the PTC flow-back, the annual increase is approximately $19 million (representing average increase of 1.0% across all retail customers).

•	Return on equity of 9.99% based upon a capital structure of 53% equity and 47% debt and an overall rate of return of 7.41%.

•	South Carolina retail rate base of $7.9 billion.

•	Support for DEC’s proposed annual storm reserve funding increase (from $5 million to $10 million).

•	Support for DEC’s proposed pension cost rider, minimizing future volatility due to changes in pension costs.

•	Inflation Reduction Act (IRA) / Nuclear and Other Production Tax Credits (PTCs): Agreement to flow back $100 million to South Carolina retail customers over a 22-month period. In 2028, the rider will shift to a four-year amortization of PTCs actually earned and monetized, less costs to achieve and amounts already included in the rider.

Additional Information:

•	The Stipulation is subject to the review and approval of the PSCSC. An evidentiary hearing to review the Stipulation and other issues in the case is currently scheduled to commence on November 13, 2025.

•	DEC has requested new rates go into effect no later than March 1, 2026.

•	The Stipulation does not result in any material immediate accounting impacts.

Reconciliation of DEC’s Original Request to Stipulation

Cumulative Increase ($ in millions)
Original filed base annual revenue increase	$151
Reduced ROE (from 10.85% to 9.99%)	$(50)
Other revenue reductions	$(27)
Base annual revenue increase per Stipulation	$74
PTC rider	$(55)
Net overall annual revenue increase per Stipulation	$19
Average % increase in annual retail revenues	1.0%

Note: Totals may not add due to rounding.

Cautionary Statement Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," "potential," "forecast," "target," "outlook," "guidance," and similar expressions. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized. These risks and uncertainties are identified and discussed in Duke Energy’s Form 10-K for the year ended December 31, 2024, and subsequent quarterly reports filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than Duke Energy has described. Duke Energy expressly disclaims an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.